Exhibit 10.8

BIDMC Agreement No: A9456

BIDMC Case No: 1952

BETH ISRAEL DEACONESS MEDICAL CENTER

EXCLUSIVE LICENSE AGREEMENT

This License Agreement (“Agreement”) is made as of the date immediately above the signatures of the Parties below (“Effective Date”) between Beth Israel Deaconess Medical Center, a not-for-profit Massachusetts corporation, with a principal place of operation at 330 Brookline Avenue, Boston, Massachusetts 02215 (“BIDMC”), and X4 Pharmaceuticals, Inc. a corporation, having a principal place of business at 784 Massachusetts Avenue, Suite 140, Cambridge MA 02139 (“Licensee”), each referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

BIDMC, as a center for patient care, research and education, owns certain Patent Rights (defined below) through assignment and desires to benefit the public by disseminating the results of its research through the grant of a license of those Patent Rights to Licensee for the commercial development, manufacture, distribution and use of Products and Processes (defined below).

Licensee has the capability to commercially develop, manufacture, distribute and use Products and Processes for public use and benefit and desires to receive a license to such Patent Rights.

For good and valuable consideration, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1. DEFINITIONS

The following terms have the following meanings:

1.1    “Affiliate” with respect to either Party, means any corporation or other legal entity other than that Party, in whatever country organized, that directly or indirectly controls, is controlled by or is under common control with that Party. For the purposes of this definition, the term “control” means (a) for Licensee, (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities; and (b) for BIDMC, the power, direct or indirect, to elect or appoint fifty percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.2    “Claim” means any pending or issued claim of any Patent Right that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal.

1.3    “Distributor” means any entity to whom Licensee, a Licensee Affiliate or a Sublicensee has granted, express or implied, the right to Sell and/or distribute any Product or Process on behalf of Licensee, such Licensee Affiliate or such Sublicensee, without granting such entity the right to make, have made, use or have used. A Distributor shall not be considered a Sublicensee under this Agreement.

1.4    “Field” means all fields of use.

1.5    “Patent Costs” means all costs and expenses of any kind, including attorneys’ fees, associated with the preparation, filing, prosecution and maintenance of all Patent Rights.

1.6    “Patent Challenge” means a challenge in a legal or administrative proceeding to the validity, patentability or enforceability of any of the Patent Rights or otherwise opposing in a legal or administrative proceeding any of the Patent Rights.

1.7    “Patent Rights” means the United States and international patents, patent applications and provisional applications listed on Appendix A, and the patents resulting from any of the foregoing applications; and any divisions, continuations, and continuations-in-part (but only to the extent the claims are directed to subject matter specifically described in the patent applications listed in Appendix A), including foreign patent applications or patents that are equivalent to the foregoing; and any reissues, reexaminations or extensions of any of the foregoing; and any and all patents and patent applications claiming priority benefit from or to any of the foregoing, and all patents and patent applications from which any of the foregoing claim priority benefit from or to.

1.8    “Process” means any process, method or service the use or performance of which, in whole or in part, is (a) covered by any Claim in the Patent Rights; or (b) which, absent the license granted hereunder, would infringe one or more Claims of the Patent Rights.

1.9    “Product” means

(a)    any product (including any apparatus or kit) that in whole or through a component part thereof, the manufacture, use, practice or Sale of which is covered by one or more Claims of the Patent Rights or, in the absence of a license from BIDMC, would infringe one or more Claims of the Patent Rights; or

(b)    any product (including any apparatus or kit) that is developed, produced or manufactured with, or used pursuant to, a Process as defined in Section 1.9.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.10    “Related Information” means any research data, designs, formulae, process information and other information pertaining to any invention claimed in the Patent Rights owned by BIDMC, for which there is no obligation to any third party, and (i) is known as of the Effective Date and disclosed to the BIDMC Technology Ventures Office by Dr. Mier; and (ii) is in addition to the disclosures in the patent application for the Patent Rights. Licensee shall maintain all such Related Information as the Confidential Information of BIDMC.

1.11    “Sale” (and “Sell” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product or Process for consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process in exchange for consideration for the benefit of a third party.

1.12    “Sublicensee” means any sublicensee of the rights granted to Licensee pursuant to Section 2.1(a). Sublicensee shall not include Distributors.

1.13    “Term” means the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the date on which all issued patents and filed patent applications within the Patent Rights have expired or been permanently abandoned, unless this Agreement is terminated earlier as provided herein.

1.14    “Territory” means worldwide.

2. LICENSE

2.1    Grant of License.

(a)    Subject to the terms of this Agreement and BIDMC’s rights in the Patent Rights, BIDMC hereby grants to Licensee and its Affiliates in the Field in the Territory for the Term, an exclusive, royalty-free, fully paid-up (upon payment of the License Issue Fee pursuant to Section 3.1) license under BIDMC’s rights in the Patent Rights to make, have made, use, have used, Sell and have Sold Products and Processes.

(b)    Subject to the terms of this Agreement and specifically Section 2.2, BIDMC grants Licensee the right to grant sublicenses under the rights granted in Section 2.1(a) and Section 2.1(c), provided that in each case Licensee shall be responsible for the performance of any obligations of Sublicensees relevant to this Agreement as if such performance were carried out by Licensee itself, which right to grant sublicenses will be exclusive with respect to the rights granted in Section 2.1(a) and will be non-exclusive with respect to the rights granted in Section 2.1(c).

(c)    Subject to the terms of this Agreement, BIDMC hereby grants to Licensee and its Affiliates (subject to Section 2.1(e)) in the Field in the Territory for the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Term, a nonexclusive royalty-free, fully paid-up (upon payment of the License Issue Fee pursuant to Section 3.1) right to use Related Information disclosed by BIDMC to Licensee to develop, make, have made, use, have used, Sell and have Sold and otherwise commercialize the Products and Processes.

(d)    The licenses granted in Sections 2.1(a) and 2.1(c) above include:

(i)

the right to grant to the purchaser, user or consumer of Products the right to use such purchased Products in a method coming within the scope of Patent Rights, and such purchasers, users and consumers will not be considered Sublicensees hereunder; and

(ii)

the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Products and/or Processes for or on behalf of Licensee, Licensee Affiliates and Sublicensees in a manner consistent with this Agreement.

(e)    The foregoing license grants to Licensee Affiliates are subject to each such

Affiliate assuming the same obligations as those of Licensee and becoming subject to the same terms and conditions under this Agreement; and further provided that Licensee shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by Affiliate.

2.2    Sublicenses. Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, and shall incorporate terms and conditions sufficient to enable Licensee to comply with this Agreement. Licensee shall provide to BIDMC a fully signed copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within [***] of executing the same, excluding sublicenses granted to third parties that are clinical research organizations, contract manufacturers, contract laboratory organizations, and other similar third parties that support the development and commercialization of Products and/or Processes on a fee-for-service basis as Sublicensees hereunder (“Third Party Contractors”). Licensee will be permitted to redact from such fully signed copies proprietary and other sensitive information to the extent that such redaction does not impact BIDMC’s ability to confirm Licensee’s compliance with this Agreement. Notwithstanding the foregoing, Licensee will disclose to BIDMC the identity of the Sublicensee (excluding, for avoidance of doubt, Third Party Contractors). Any sublicense which is not in accordance with the forgoing provisions shall be null and void. Any Sublicensee and Distributor agreement under this Agreement shall provide for termination of any sublicense granted hereunder upon termination of this Agreement for any reason. Upon termination of this Agreement for any reason, any Sublicensee and Distributor not then in default under its agreement shall have the right to seek a license from BIDMC. BIDMC agrees to negotiate such licenses in good faith under reasonable terms and conditions consistent with this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Upon Licensee’s request during the term of this Agreement, BIDMC agrees to provide, on a timely basis, a letter to an existing or potential Sublicensee specifically named by Licensee stating that, in the event of termination of this Agreement, BIDMC will grant a license to Sublicensee under terms and conditions to be no less favorable as a whole than those granted to Sublicensee by Licensee, provided that Sublicensee is not in default of its sublicense agreement with Licensee at the time such license is to be granted by BIDMC and provided that BIDMC shall not assume any obligation of Licensee to Sublicensee under such agreement, except for the license granted. Licensee’s right to request and Sublicensee’s right to acquire such letter are specifically conditioned on BIDMC’s review of the final, executed sublicense agreement between Sublicensee and Licensee and on BIDMC’s conclusion, at its reasonable discretion, that such sublicense agreement is reasonable and in the best interests of the commercialization of the Patent Rights.

2.3    Retained Rights; Requirements. Any and all licenses granted hereunder are subject to:

(a)    the royalty-free right of BIDMC and BIDMC’s Affiliates and of academic, government and not-for-profit institutions to make, use and/or practice the technology or method described and/or claimed in the Patent Rights solely for non-commercial research purposes; and

(b)    for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)	the royalty-free non-exclusive license granted to the U.S. government; and

(ii)

to the extent required by the National Institutes of Health (as the federal funding agency), the requirement that any Products (if they qualify as “subject inventions” under 35 U.S.C. § 204) used or sold in the United States shall be manufactured substantially in the United States.

If Licensee or any of its Affiliates or Sublicensees wishes to obtain a waiver of the requirement under Section 2.3(b)(ii), BIDMC agrees to reasonably cooperate with Licensee or such Affiliates or Sublicensees in obtaining such waiver, including by directly filing for such waiver if required by applicable law and regulations.

2.4    No Additional Rights. Nothing in this Agreement shall be construed to grant Licensee an express or implied license under any patent, technology or intellectual property right owned solely or jointly by BIDMC, other than the Patent Rights and Related Information expressly licensed hereunder.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3. PAYMENTS

3.1    License Issue Fee. Licensee shall pay BIDMC a non-refundable, non-creditable license issue fee in the sum of twenty thousand dollars ($20,000) (“License Issue Fee”) within twenty (20) business days of the Effective Date of this Agreement. For avoidance of doubt, upon payment of the License Issue Fee, the licenses and rights granted to Licensee under Section 2.1 shall be fully paid-up and royalty-free.

3.2    Form of Payment. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes. Checks for all payments due to BIDMC under this Agreement shall be made payable to BIDMC and addressed as set forth in Section 12.2. Payments via wire transfer should be made as follows:

[***]

3.3    Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest at two percentage Points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due until payment thereof, not to exceed the maximum permitted by law. Any such overdue payments when made shall be accompanied by all interest so accrued. Payment and acceptance, in whole or in part, of interest and the overdue payment shall not preclude BIDMC from exercising any other rights it may have as a consequence of the lateness of any payment.

3.4    Consequences of a Patent Challenge. In the event that (i) Licensee, any of its Affiliates, or any Sublicensee brings a Patent Challenge against BIDMC, or (ii) Licensee, any of its Affiliates, or any Sublicensee assists another party in bringing a Patent Challenge against BIDMC (except as required under a court order or subpoena), and (iii) BIDMC does not choose to exercise its rights to terminate this Agreement pursuant to Section 9.4, then if such a Patent Challenge is successful, Licensee will have no right to recoup any monies paid during the period of challenge.

4. PATENT PROSECUTION AND MAINTENANCE

4.1    Prosecution. Provided that Licensee seeks and maintains the strongest and broadest patent claims reasonably practicable and uses patent attorneys acceptable to BIDMC, such acceptance not to be unreasonably withheld, BIDMC appoints Licensee as its exclusive agent to prepare, file, prosecute (including to seek extensions of), maintain and defend (including inter partes and opposition proceedings) all of the Patent Rights

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

during the Term. Licensee shall copy BIDMC on all patent prosecution documents and give BIDMC reasonable opportunities to advise Licensee on such filing, prosecution, maintenance and defense. BIDMC shall reasonably cooperate with Licensee in the filing, prosecution, maintenance and defense of the Patent Rights. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of BIDMC and its Affiliates to execute all documents, and joining as a party in any proceedings, as reasonable and appropriate so as to enable the filing, prosecution, maintenance and defense of any Patent Right in any country. In the event Licensee desires to abandon the prosecution, maintenance or defense of any patent, patent application, or any Claims within the Patent Rights where such Claims are not included in a continuation, divisional or other patent or patent application, Licensee shall provide BIDMC with [***] prior written notice of such intended abandonment or decline of responsibility and, as to Claims, shall reasonably consider BIDMC’s judgment in whether or not to abandon or not defend such Claim, and, as to such patent or patent application, such abandonment or election not to defend shall only be with prior notice to BIDMC on a patent by patent and country by country basis. If BIDMC desires to prosecute, maintain or defend any such Patent Rights proposed to be abandoned by Licensee under this Agreement, the right to prepare, file, prosecute, maintain and defend the relevant Patent Rights shall revert, as between Licensor and Licensee, to BIDMC, at BIDMC’s expense, subject to any third party rights. In such event, such BIDMC paid-for rights shall be removed from the definition of Patent Rights under this Agreement, the licenses granted to Licensee and its Affiliates as to such Patent Rights shall terminate, and BIDMC shall have the right to abandon or maintain and license such Patent Rights in its discretion.

4.2    Confidentiality of Prosecution and Maintenance Information. Each Party agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information in accordance with the provisions of Appendix B.

5. REPORTS

5.1    Progress Reports. Within [***] after the end of each calendar year, Licensee shall report in writing to BIDMC on progress during such preceding [***] period in developing and/or commercializing Products and/or Processes, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sales, sublicensing and the number of sublicenses (excluding Third Party Contractors) entered into and marketing.

6. THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

6.1    Licensee Right to Prosecute. Licensee shall have the first right, but not the obligation, to initiate legal proceedings to protect the Patent Rights from infringement, with respect to a Claim of a Patent Right in the Field in the Territory, and prosecute infringers at Licensee’s expense. Before commencing such action, Licensee and, as applicable, any Affiliate, shall consult with BIDMC, concerning the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Licensee must have BIDMC’s prior written consent (not to be unreasonably withheld) with respect to selection of jurisdiction for any action in which BIDMC may be joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of BIDMC regarding the proposed action, especially but without limitation with respect to potential effects on the public interest. Licensee shall be responsible to BIDMC for all costs, expenses and liabilities arising out or and in connection with any such action and shall indemnify and hold BIDMC harmless therefrom, regardless of whether BIDMC is a party-plaintiff, except for the expense of any independent counsel retained by BIDMC in accordance with Section 6.2 below. Licensee shall keep BIDMC informed of the progress of such proceedings and shall make its counsel reasonably available to BIDMC for discussion of such proceedings. BIDMC shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Licensee bringing suit in accordance with Section 6.4

6.2    BIDMC Right to Prosecute and/or Join as a Party-Plaintiff.

(a)    In the event that Licensee elects not to take action pursuant to this Section 6.1, Licensee shall so notify BIDMC promptly in writing of its intention in good time to enable BIDMC to meet any deadlines by which an action must be taken to establish or preserve any enforcement rights and BIDMC shall have the right to take steps to protect the Patent Rights from infringement, with respect to a Claim of a Patent Right in the Field in the Territory, and prosecute infringers at BIDMC’s expense and subject to any third party rights. If BIDMC notifies Licensee that it intends to so prosecute, subject to any third party rights, BIDMC shall use reasonable efforts, within [***] of its notice to Licensee, to (i) cause such infringement to terminate; (ii) reach a settlement with infringers; or (iii) initiate legal proceedings against the infringer. Nothing in this Section 6.2 shall be construed to prevent Licensee from initiating legal proceedings, in accordance with its independent judgement of the merits of an infringement action, as provided in Section 6.1.

(b)    If Licensee elects to commence an action as described in Section 6.1 above, BIDMC shall have, in its sole discretion and at its own expense, the option to voluntarily join such action as a party-plaintiff. If required by law for the purposes of Licensee bringing an action against an alleged infringer, BIDMC agrees that it shall allow Licensee to join BIDMC in such action as a party-plaintiff

6.3    Notice of Actions; Settlement. Licensee shall promptly inform BIDMC of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Patent Rights, including but not limited to appeals, that would adversely affect the validity, patentability or enforceability of the Patent Rights without the prior written consent of BIDMC, which shall not be unreasonably withheld or delayed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4    Recovery. Subject to any third party rights, any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of any legal fees and expenses incurred by both Parties, in proportion to their expenditures, and then the remainder, if any, shall be distributed between the Parties as follows:

(a)    Licensee shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied; and

(b)    the balance, if any, remaining after Licensee and BIDMC have been compensated under Section 6.4(a) shall be shared equally by the Parties.

7. INDEMNIFICATION AND INSURANCE

7.1    Indemnification.

(a)    Licensee shall indemnify, defend and hold harmless BIDMC and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments commenced or obtained by a third party arising out of any theory of liability, including without limitation, any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any Product or Process made, used or sold pursuant to any right or license granted under this Agreement. BIDMC shall promptly provide written notice to Licensee of any claim to which indemnification applies under this Section 7.1(a).

(b)    Licensee agrees, at its own expense, to, defend against and resolve, and will have the right to assume and control the defense and resolution of, any actions or claims brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by counsel retained by Licensee would be inappropriate because of actual or potential conflicts of interests of such Indemnitee and any other party represented by such counsel. Licensee agrees to keep BIDMC informed of the progress in the defense and disposition of such claim and to consult with BIDMC prior to any proposed settlement. The party indemnified hereunder will reasonably cooperate with Licensee at Licensee’s expense and will make available to Licensee relevant information under the control of such indemnified party.

(b)    This Section 7.1 shall survive expiration or termination of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.2    Insurance.

(a)    Beginning at such time as any Product or Process licensed under this Agreement is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[***] per incident and $[***] annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for the indemnification obligations under Section 7.1 of this Agreement. If Licensee or its Affiliates or Sublicensees elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[***] annual aggregate), such self-insurance program must be reasonably acceptable to the Licensor, provided that if a Sublicensee elects to self-insure and such Sublicensee has a market capitalization of at least [***] dollars ($[***]), then such Sublicensee’s self-insurance program shall automatically be deemed reasonably acceptable to Licensor and not subject to Licensor’s review. The minimum amounts of insurance coverage required under this Section 7.2 shall not be construed to create a limit of liability with respect to the indemnification obligations under Section 7.1 of this Agreement.

(b)    Licensee shall provide BIDMC with written evidence of such insurance upon request of BIDMC. Licensee shall provide BIDMC with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage prior to the expiration of such [***] period, BIDMC shall have the right to terminate this Agreement pursuant to Section 9.3 (and subject to the cure right therein).

(c)    Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such Product or Process, is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Licensee or by a licensee, affiliate or agent of Licensee and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than [***].

(d)    This Section 7.2 shall survive expiration of termination of this Agreement.

7.3    Affiliates and Sublicensees. Licensee shall require all its Affiliates and Sublicensees (other than Third Party Contractors) to comply with the provisions and obligations under this Section 7 as if such entity were the Licensee.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8. REPRESENTATION; DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

8.1    Representation. To the best knowledge of BIDMC’s Technology Ventures Office, BIDMC represents that:

(a)    No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby;

(b)    it has full right and authority to enter into this Agreement and to grant the licenses and other rights to Licensee as herein described;

(c)    the execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which BIDMC is a party, or by which it is bound; and

(d)    none of BIDMC nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of the Patent Rights that would conflict with or impair the scope of any rights or licenses granted hereunder.

8.2    No Warranties. BIDMC HEREBY DISCLAIMS AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS AND ANY OF THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, BIDMC MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT OR PROCESS WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF BIDMC OR OF ANY THIRD PARTY.

8.3    Limitation of Liability. IN NO EVENT SHALL BIDMC OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

OR THE LICENSE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER BIDMC SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9. TERMINATION

9.1    Termination for Failure to Pay. If Licensee fails to make any payment due hereunder, BIDMC shall have the right to terminate this Agreement upon fifteen (15) business days written notice, unless Licensee makes such payments plus any interest due, as set forth in Section 3.3, within said fifteen (15) day notice period. If payments are not made, BIDMC may immediately terminate this Agreement at the end of said fifteen (15) business day period.

9.2    Termination for Insolvency. BIDMC may terminate this Agreement immediately upon written notice with no further notice obligation or opportunity to cure if Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it that is not dismissed within sixty (60) days of filing.

9.3    Termination for Non-Financial Default. If Licensee or any of its Affiliates shall materially default in the performance of any of its material obligations under this Agreement (including any such obligations undertaken by Sublicensees) (excluding as provided for in Sections 9.1 and 9.2) and if such material default has not been cured within sixty (60) days after notice by BIDMC in writing of such material default, then at the end of such cure period, BIDMC may, at its option, in its sole discretion, either (i) immediately terminate any licenses granted hereunder with respect to the country or countries in which such material default has occurred, or (ii) terminate the Agreement in its entirety. BIDMC shall have the foregoing termination rights immediately, upon written notice, if any such same material default occurs more than three times, even if cured within such sixty (60) day periods.

9.4    Patent Challenge. During the Term, if a Sublicensee (excluding a Third Party Contractor) brings a Patent Challenge or assists another party in bringing a Patent Challenge (except as required under a court order or subpoena or except as raised as a defense against a claim, action or proceeding asserted by BIDMC or its Affiliates against such Sublicensee), then BIDMC may send a written demand to Licensee to terminate such sublicense. If Licensee fails to so terminate such sublicense within sixty (60) days after BIDMC’ s demand, BIDMC may immediately terminate this Agreement and/or any licenses granted hereunder.

9.5    Termination by Licensee. Licensee shall have the right to terminate this Agreement for any reason by giving ninety (90) days advance written notice to BIDMC.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.6    Effects of Termination of Agreement.

(a)    General. Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5.1 shall be submitted to BIDMC and all payments, including without limitation any unreimbursed Patent Costs, accrued or due to BIDMC as of the termination date shall become immediately payable. The termination or expiration of this Agreement or any licenses granted hereunder shall not relieve any Party or its Affiliates of obligations arising before such termination or expiration. For the avoidance of doubt, termination of this Agreement shall not affect the right of Licensee, its Affiliates, Sublicensees and Distributors to continue operating under Licensee’s rights as joint owner and co-applicant of the Patent Rights.

(b)    Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 1, 2.2 (last two sentences of the first paragraph), 3, 7, 8, 11 and 9.6 and Appendix B.

10. COMPLIANCE WITH LAW

10.1    Compliance. Licensee shall have the sole responsibility for compliance with all government statutes and regulations that relate to Products and Processes, including, but not limited to, those of the Food and Drug Administration and the Export Administration, and any applicable laws and regulations of any other country in the Territory. Licensee agrees that it shall be solely responsible for obtaining any necessary licenses to export, re¬export, or import Products or Processes covered by Patent Rights and/or Confidential Information and that it will indemnify, defend, and hold BIDMC harmless (in accordance with Section 8.1) for the consequences of any violation by Licensee, its Affiliates, Sublicensees or Distributors of any such laws or regulations.

10.2    Patent Numbers. Licensee shall cause all Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Licensee shall similarly cause all Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

11. ASSIGNMENT

11.1    Assignment. This Agreement is personal to Licensee and no rights or obligations may be assigned by Licensee without the prior written consent of BIDMC, except that Licensee may assign its rights and obligations under this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or equity or that portion of its business to which this Agreement relates (“Assignment”); provided, however, that Licensee shall provide notification to BIDMC within [***] of such Assignment

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12. MISCELLANEOUS

12.1    Entire Agreement. This Agreement and the Sponsored Research Agreement (BIDMC Agreement No. A8755) and its Amendment No. 1 (BIDMC Agreement No. A8755) between the Parties, dated January 1, 2015 and February 2, 2016 respectively with continuing obligations, non-disclosure agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof.

12.2    Notices. Any notice, communication or payment required or permitted to be given or made hereunder shall be in writing and, except as otherwise expressly provided in this Agreement, shall be deemed given or made and effective (i) when delivered personally; or (ii) when delivered by telex or telecopy (if not a payment); or (iii) when received if sent by overnight express or mailed by certified, registered or regular mail, postage prepaid, addressed to parties at their address stated below, or to such other address as such party may designate by written notice in accordance with the provisions of this Section 10.2.

BIDMC:	Attn: [***]

Beth Israel Deaconess Medical Center

330 Brookline Avenue, BR2

Boston, MA 02215

Phone: 617 667-9490

Fax: 617-667-4445

Email: [***]

With a copy to:	General Counsel

Legal Department

Beth Israel Deaconess Medical Center

330 Brookline Avenue, Suite 300

Boston, MA 02215

LICENSEE:	Attn: John Celebi

Chief Operating Officer

X4 Pharmaceuticals, Inc.

784 Massachusetts Avenue, Suite 140

Cambridge MA 02139

12.3    Amendment; Waiver. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or rimes to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.5    Force Majeure. Neither Party shall be responsible for delays resulting from fire, explosion, flood, war, sabotage, strike or riot, or similar causes beyond the reasonable control of such Party, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.6    Use of Name. Neither Party shall use the name of the other Party or of any trustee, director, officer, staff member, employee, student or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used.

12.7    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each Party agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this Agreement or the subject matter hereof.

12.8    BIDMC Policies. Licensee acknowledges that BIDMC’s employees and medical and professional staff members and the employees and staff members of BIDMC’s Affiliates are subject to the applicable policies of BIDMC and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Licensee shall provide BIDMC with any agreement it proposes to enter into with any employee or staff member of BIDMC or any of BIDMC’s Affiliates for BIDMC’s prior review and shall not enter into any oral or written agreement with such employee or staff member which it knows conflicts with any such policy. BIDMC shall provide Licensee, at Licensee’s request, with copies of any such policies applicable to any such employee or staff member.

12.9    Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof; it is the intention of the parties that the remainder of this agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.10    Interpretation. The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.11    Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

[Remainder of page intentionally left blank]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

The Effective Date of this License Agreement is December 23, 2016.

X4 PHARMACEUTICALS, INC.			BETH ISRAEL DEACONESS MEDICAL CENTER

BY:	/s/ John Celebi		BY:	/s/ Vikas Sukhatme, M.D., Sc. D.
	Name:	John Celebi		Name:	Vikas Sukhatme, M.D., Sc. D.

TITLE:	Chief Operating Officer		TITLE:	Chief Academic Officer

DATE:	12/29/2016		DATE:	12/27/2016

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix A

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Appendix B

CONFIDENTIALITY TERMS AND CONDITIONS

1.    Definition of Confidential Information. “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (each a “Discloser” as applicable) to the other Party (each a “Recipient” as applicable) in connection with the terms of that certain Exclusive License Agreement dated December , 2016 (the “License Agreement”) and identified as confidential at the time of disclosure. Capitalized terms used in this Appendix that are not otherwise defined herein have the meanings ascribed in the License Agreement to which this Appendix is attached and made a part thereof.

2.    Exclusions. “Confidential Information” under this Agreement shall not include any information that (i) is or becomes publicly available through no wrongful act of Recipient; (ii) was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (iii) becomes known to Recipient after disclosure from a third party having an apparent bona fide right to disclose it without any confidentiality obligation; (iv) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) is disclosed to another party by Discloser without restriction on further disclosure. The obligations of confidentiality and non-use set forth in this Agreement shall not apply with respect to any information that Recipient is required to disclose or produce pursuant to applicable law, court order or other valid legal process provided that Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

3.    Permitted Purpose. Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for the performance of its obligations and exercise of its rights under the License Agreement (the “Purpose”), except as may be otherwise specified in a separate definitive written agreement negotiated and executed between the parties.

4.    Restrictions. For the term of the License Agreement and a period of [***] thereafter (and indefinitely with respect to any individually identifiable health information disclosed by BIDMC to Licensee, if any), each Recipient agrees that: (i) it will not use such Confidential Information for any purpose other than as specified herein; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder or the License Agreement. Recipient may, however, disclose Discloser’s Confidential Information only on a need-to-know basis to its and its Affiliates employees, staff members and agents (“Receiving Individuals”) who are directly participating in the Purpose and who are informed of the confidential nature of such information, provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of this Agreement and any breach thereof Each party further agrees not to use the name of the other party or any of its Affiliates or any of their respective trustees, directors, officers, staff members,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

employees, students or agents in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used, in the case of BIDMC such approval to be given by the Public Affairs Department. This Section 4 shall survive termination or expiration of this Agreement.

5.    Right to Disclose. Discloser represents that to the best of its knowledge it has the right to disclose to each Recipient all of Discloser’s Confidential Information that will be disclosed hereunder.

6.    Ownership. All Confidential Information disclosed pursuant to this Agreement, including without limitation all written and tangible forms thereof, shall be and remain the property of the Discloser. Upon termination of this Agreement, if requested by Discloser, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder.

7.    No License. Nothing in this Agreement shall be construed as granting or conferring, expressly or impliedly, any rights by license or otherwise, under any patent, copyright, or other intellectual property rights owned or controlled by Discloser relating to Confidential Information, except as specifically set forth in the License Agreement.

8.    Remedies. Each party acknowledges that any breach of this Agreement by it may cause irreparable harm to the other party and that each party is entitled to seek injunctive relief and any other remedy available at law or in equity.

9.    Export Restrictions. The Confidential Information is subject to the export and customs laws and regulations of the United States and any other applicable country and neither party will export, re-export or transship, directly or indirectly, such information to any country without first obtaining proper governmental approval, as necessary. Licensee will not disclose any export controlled information to BIDMC without the express prior written consent of BIDMC Technology Ventures Office. Licensee will indemnify BIDMC for any and all claims, actions, damages or liabilities of any kind related to Company’s failure to comply with this section.

10.    General. These Confidentiality Terms and Conditions, along with the License Agreement, contain the entire understanding of the parties with respect to the subject matter hereof, and supersede any prior oral or written understandings between the parties relating to confidential treatment of information. Sections 1, 2, 4, 7, 10 and 11 of these Confidentiality Terms and Conditions shall survive any expiration or termination of the License Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.